EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THREE MONTHS EARNINGS

York, Pennsylvania, May 8, 2009:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the first quarter of 2009.

President Hines reported that first quarter operating revenues of $8,774,000 increased 16.9% compared to the first quarter of 2008 and net income of $1,497,000 increased 24.1% compared to the first quarter of 2008. The primary contributing factor to the increase in net income was higher water revenues due to growth in the customer base, and a rate increase granted by the Pennsylvania Public Utility Commission effective October 9, 2008. In addition, cost savings were realized by delaying some large expense and capital projects in response to economic uncertainties. The increased revenues and cost savings were partially offset by higher salary and wage expense, depreciation, pension cost and interest expense.  Earnings per share for the three-month period increased $0.02, or 18.1%, over the same period last year.

During the first three months of 2009, the Company invested $2.4 million in construction projects.  The majority of the construction expenditures were for routine distribution system improvements and various replacements of aging infrastructure.  In addition to construction projects, the Company invested over $2.1 million in the acquisition of the water system of West Manheim Township in York County, Pennsylvania.

The Company plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water.

	Three Months Ended March 31 In 000's (except per share)
	2009	2008
Operating Revenues	$8,774	$7,506
Net Income	$1,497	$1,206
Average Number of Common Shares Outstanding	11,374	11,266
Basic Earnings per Common Share	$0.13	$0.11
Dividends Paid Per Common Share	$0.126	$0.121

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.